Exhibit (c)(3)

Exhibit (c)(3)

Project Geneva

March 22, 2009

S E V E N H I L L S

Table of Contents

1. Initial Alternatives Analysis

2. Initial Valuation Analysis

3. Initial Pro Forma Analysis

4. Geneva Profile

Appendix

A. Initial Liquidation Analysis Detail

B. Geneva Projected Balance Sheet

C. Geneva Projected Cash Flows

D. Precedent Technology Reverse Splits

S E V E N H I L L S

1

Initial Alternatives Analysis

S E V E N H I L L S

Initial Alternatives Analysis Objectives

The Company is assessing potential “go private” alternatives

The Company sold off its legacy fax business and expects the legacy IVM business to continue to decline

Timeline for development and commercialization of Company’s next-generation products more similar to a developmental stage company

The financial and operational costs of being public are significant

Sarbanes-Oxley, SEC filings, disclosures, audit, etc.

The Company receives little benefit from being public

Limited trading volume

Depressed stock price

Lack of significant research coverage

Continuance of status quo likely to diminish shareholder value

S E V E N H I L L S

3

Initial Alternatives Analysis

Overview of Selected Alternatives – Structure

Status Quo

Remain a public company and continue operations as such

Reverse / forward split

Reverse split to reduce number of stockholders

Fractional interests of holders of less than one full share cashed out

Forward split to eliminate fractional share ownership

Tender, then reverse / forward split

Partial tender offer at an established price per share

Reverse split to reduce remaining number of stockholders

Fractional interests of holders of less than one full share cashed out

Forward split to eliminate fractional share ownership

Reverse / forward split, then tender

Reverse split to reduce number of stockholders

Fractional interests of holders of less than one full share cashed out

Forward split to eliminate fractional share ownership

Partial tender offer at an established price per share

Merger

Creation of a merger subsidiary

Cash out shareholders under certain threshold number of shares owned

Provide election option to shareholders over certain threshold of number of shares owned to cash out or own preferred shares going forward

Sale of Company

Company becomes privately owned with Investor owning 100%

Investor owned subsidiary purchases all company stock in a negotiated transaction

Liquidation

Sale of all assets

Wind down of operations

Distribution of cash to shareholders

S E V E N H I L L S

4

Initial Alternatives Analysis

Overview of Selected Alternatives – Relative Benefits and Considerations

Shareholder Value

Shareholder Choice

Speed

Cost

Overall

Status Quo

Reverse / forward split

Tender, then reverse / forward split

Reverse / forward split, then tender

Merger

Sale of Company

Liquidation

Least attractive Most attractive

S E V E N H I L L S

5

Initial Alternatives Analysis

Overview of Selected Alternatives – Detailed Benefits and Considerations

	Benefits	Considerations
Reverse / forward split	• Lowest cost method to reduce shareholder count • One step process	• Limits shareholder choice, as smaller shareholders may not have the opportunity to own the private company • Establishing share price used to cash out small holders a challenge given lack of Company trading volume • Large shareholders cannot cash out shares • Institutions ownership would be converted to shares in private company with no liquidity
Tender, then reverse / forward split	• Provides option for shareholders to take cash or participate in private company opportunity • Shareholders can choose to accumulate shares to increase stake • If necessary, reverse split assures that shareholder count can be reduced below 300	• Two step approach • Some stockholders may not respond to tender / split process and will inadvertently own private company stock
Reverse / forward split, then tender	• Possibly a lower cost alternative to tender first or merger • May be 1-step process depending on reverse split results • Fewer shareholders needed to tender shares due to reduction from reverse split	• Two-step approach • Some stockholders may not respond to tender / split process and will inadvertently own private company stock • Reverse split could be perceived as limiting shareholder alternatives more than tender, so no advantage to split prior to tender
Merger	• Provides stockholders with appraisal / dissenter's rights	• Disparate treatment of shareholders (smaller shareholders not given election option) • Limited precedence / case law
Sale of Company	• Provides stockholders with appraisal / dissenter's rights • Direct negotiation with Board of Directors	• Requires initial outlay of cash • Longer time frame to conclude • Premium price required by all shareholders • Inability to share opportunity in private company upside • Challenging and uncertain macroeconomic environment
Liquidation	• Provides shareholders with immediate value	• Does not allow shareholders to participate in future potential of business • May hinder maximization of value for intangible assets • Will hinder maximization of value for auction rate securities (ARS) as the market for ARS is significantly impaired now, but is expected to eventually improve • Will likely not allow for monetization of next-generation collaboration products (FUZE)

SEVEN HILLS

6

Initial Alternatives Analysis Stockholder Base Review

Stockholder base currently consists of ~1,400 separate and distinct stockholders

Company must have fewer than 300 stockholders to suspend its obligation to file periodic reports with the SEC and delist its stock from the Nasdaq General Market Exchange

Stockholder base very concentrated (1)

Top 7 stockholders own two-thirds of outstanding shares

Top 10 stockholders own three-fourths of outstanding shares

Almost half of total stockholders base of 1,400 own fewer than 500 shares ($385.00 @ $0.77 a share)

Top Holders

Smallest Holders

Top Holder(s) Cumulative % Shares owned Cumulative %

Top 1 19% <50 12%

Top 2 33% <100 17%

Top 3 41% <500 48%

Top 4 47% <1,000 60%

Top 5 53% <5,000 84%

Top 6 59% <10,000 88%

Top 7 65% <50,000 93%

Top 8 70% <100,000 94%

Top 9 73% <500,000 94%

Top 10 77% <1,000,000 95%

(1) Information from 13-F filers and stockholder list provided to Company by Broadridge. Stockholder list from Broadridge does not include stockholders that choose not to disclose their information (i.e. non-NOBOs). Data and percentages extrapolated as though non-disclosing stockholder base holding distribution similar to disclosing stockholder base holding distribution.

S E V E N H I L L S

7

Initial Alternatives Analysis

Shareholder Base Analysis

- Concentrated stockholder base may be reduced through a reverse split transaction
  - » Reverse split ratio of 5,000-to-1 results in fewer than 300 stockholder threshold needed to "go private"

- An analysis of the stockholder base after a reverse split shows the number of remaining investors once fractional stakes have been cashed out:

	Reverse Split Ratio[1] ($ in millions)				
	100-to-1	1,000-to-1	5,000-to-1	10,000-to-1	20,000-to-1
Shareholders Post Split	878	401	131	79	55
Shareholders Cashed Out	570	1047	1317	1369	1393
Cost to Geneva[2]	$0.0	$0.1	$0.5	$0.8	$1.0
Remaining Cash Balance	$35.2	$35.1	$34.7	$34.4	$34.2

- 5,000-to-1 Reverse Split would accomplish objective of under 300 shareholders, but absent tender would lock remaining shareholders into ownership of illiquid private shares
  - » Resulting pre-split selling pressure could adversely impact stock price

(1) Information from 13-F filers and stockholder list provided to Company by Broadridge. Stockholder list from Broadridge does not include stockholders that choose not to disclose their information (i.e. non-NOBOs). Information extrapolated as though non-disclosing stockholder base holding distribution similar to disclosing stockholder base holding distribution.
(2) Cost to Geneva calculated using share price of $0.77 (as per closing price on 3/20/09)

SEVEN HILLS
8

Initial Alternatives Analysis

Shareholder Base Analysis (cont’d)

# of Shares, Post Reverse Split, at ratio of:

Shareholder Name(1) # of Shares Pre-Split% of Shares Outstanding Estimated Cost Basis (2) 100-to-1 1,000-to-1 5,000-to-1 10,000-to-1 20,000-to-1

Likely to Continue with Geneva Investment, Post Transaction(3)

Peter V. Sperling 3,929,032 18.6% N/A 39,290.3 3,929.0 785.8 392.9 196.5

INSIGHT VENTURE PARTNERS 3,029,996 14.3% $10.00 30,300.0 3,030.0 606.0 303.0 151.5

DIMENSIONAL FUND ADVISORS, INC. 1,316,070 6.2% $3.81 13,160.7 1,316.1 263.2 131.6 65.8

NEW MILLENNIUM PARTNERS 1,215,091 5.7% $10.00 12,150.9 1,215.1 243.0 121.5 60.8

Sum 44.8%

Uncertain to Continue with Geneva Investment, Post Transaction

David F. Hofstatter 1,624,682 7.7% N/A 16,246.8 1,624.7 324.9 162.5 81.2

Wheatley Partners 1,327,264 6.3% $3.10 (4) 13,272.6 1,327.3 265.5 132.7 66.4

David Trandal 558,549 2.6% N/A 5,585.5 558.5 111.7 55.9 27.9

Sum 16.6%

Likely to Exit Geneva Investment with Transaction

CAPITAL RESEARCH GLOBAL INVESTORS 1,348,700 6.4% $3.10 13,487.0 1,348.7 269.7 134.9 67.4

HEARTLAND ADVISORS, INC. 1,000,000 4.7% $3.52 10,000.0 1,000.0 200.0 100.0 50.0

RENAISSANCE TECHNOLOGIES LLC 715,500 3.4% $3.34 7,155.0 715.5 143.1 71.6 35.8

FERTILEMIND CAPITAL FUND I LP 699,550 3.3% N/A 6,995.5 699.6 139.9 70.0 35.0

Simon Ns Nehme 430,000 2.0% N/A 4,300.0 430.0 86.0 43.0 21.5

PNC BANK NA 427,525 2.0% $2.89 4,275.3 427.5 85.5 42.8 21.4

VANGUARD GROUP, INC. 178,108 0.8% $9.01 1,781.1 178.1 35.6 17.8 8.9

KONSTANTIN OTHMER 165,700 0.8% N/A 1,657.0 165.7 33.1 16.6 8.3

MERCURY FUND VI LP 161,798 0.8% N/A 1,618.0 161.8 32.4 16.2 8.1

BARCLAYS GLOBAL INVESTORS NA (CALIFORNIA) 157,064 0.7% $6.60 1,570.6 157.1 31.4 15.7 7.9

GAGNON SECURITIES LLC 86,290 0.4% $5.30 862.9 86.3 17.3 8.6 4.3

MELLON INVESTOR SERVICES LLC 81,244 0.4% N/A 812.4 81.2 16.2 8.1 4.1

NCCF—ASSET TRANSFER ACCOUNT 80,401 0.4% N/A 804.0 80.4 16.1 8.0 4.0

TYLER J RAMESON 78,328 0.4% N/A 783.3 78.3 15.7 7.8 3.9

ERIC T PERKINS 77,000 0.4% N/A 770.0 77.0 15.4 7.7 3.9

MICHAEL PAUL RUF & 70,000 0.3% N/A 700.0 70.0 14.0 7.0 3.5

COLIN D KELLEY 66,800 0.3% N/A 668.0 66.8 13.4 6.7 3.3

JOE G NAYLOR 60,000 0.3% N/A 600.0 60.0 12.0 6.0 3.0

IRWIN LIEBER 59,161 0.3% N/A 591.6 59.2 11.8 5.9 3.0

FREDRIK SKOGLUND & 50,200 0.2% N/A 502.0 50.2 10.0 5.0 2.5

JOHN PETOTE 50,000 0.2% N/A 500.0 50.0 10.0 5.0 2.5

Sum 28.5%

(1) Information from 13-F filers and stockholder list provided to Company by Broadridge. Stockholder list from Broadridge does not include stockholders that choose not to disclose their information (i.e. non-NOBOs).

(2) Estimated from quarterly 13-F filings. Purchase/sale price per share estimates based on closing price on the last day of the quarter. Pricing for shares before 9/30/04 assumed to be $10.00 IPO price.

(3) Designation of “Likely to Continue” based on investor type, prospectus of investment vehicles, and relationship with Geneva management, such information regarding relationship with Geneva management provided to Seven Hills by Geneva management.

(4) Based on share purchases and sales from 12/31/07 and after. Excludes activity before 9/30/07 due to complete sale of position and subsequent reinvestment in the quarter ended 12/31/07.

S E V E N H I L L S

Initial Alternatives Analysis

Shareholder Base Analysis (cont'd)

Shareholder Name[1]	# of Shares Pre-Split	% of Shares Outstanding	Estimated Cost Basis[2]	# of Shares, Post Reverse Split, at ratio of: 100-to-1	1,000-to-1	5,000-to-1	10,000-to-1	20,000-to-1
THEODORA ANKER ROLLOVER IRA	49,473	0.2%	N/A	494.7	49.5	9.9	4.9	2.5
STEVEN SINGER TR	45,180	0.2%	N/A	451.8	45.2	9.0	4.5	2.3
TIMOTHY MCEDWARDS ROTH IRA	43,500	0.2%	N/A	435.0	43.5	8.7	4.4	2.2
GARY WARBURTON TTEE FBO	41,333	0.2%	N/A	413.3	41.3	8.3	4.1	2.1
ANDREW WINCHESTER	41,000	0.2%	N/A	410.0	41.0	8.2	4.1	2.1
DOUGLAS H JOHNSON	40,210	0.2%	N/A	402.1	40.2	8.0	4.0	2.0
IRA FBO JEFFREY M CAVINS	40,000	0.2%	N/A	400.0	40.0	8.0	4.0	2.0
TOM M. MURPHY	39,772	0.2%	N/A	397.7	39.8	8.0	4.0	2.0
DOUGLASS M SMITH	39,057	0.2%	N/A	390.6	39.1	7.8	3.9	2.0
MICHAEL D GRABLE	36,256	0.2%	N/A	362.6	36.3	7.3	3.6	1.8
MR SIMON N NEHME RRSP	34,150	0.2%	N/A	341.5	34.2	6.8	3.4	1.7
DAVID ANTHONY GIANNINI	33,000	0.2%	N/A	330.0	33.0	6.6	3.3	1.7
RICHARD YING	32,500	0.2%	N/A	325.0	32.5	6.5	3.3	1.6
JEFFREY M CAVINS TTEE	29,575	0.1%	N/A	295.8	29.6	5.9	3.0	1.5
TIMOTHY MCEDWARDS &	29,033	0.1%	N/A	290.3	29.0	5.8	2.9	1.5
MR. SAMUEL Y CHAN OR	27,572	0.1%	N/A	275.7	27.6	5.5	2.8	1.4
MONTECITO BANK & TRUST	24,000	0.1%	N/A	240.0	24.0	4.8	2.4	1.2
JON M BARNWELL JR	23,755	0.1%	N/A	237.6	23.8	4.8	2.4	1.2
ARTHUR DEMKO BAER	22,536	0.1%	N/A	225.4	22.5	4.5	2.3	1.1
JEFFREY M CAVINS TTEE	22,200	0.1%	N/A	222.0	22.2	4.4	2.2	1.1
LELAND W KIRCHHOFF &	21,499	0.1%	N/A	215.0	21.5	4.3	2.1	1.1
JAMES STUART JR.	21,000	0.1%	N/A	210.0	21.0	4.2	2.1	1.1
M/P PLAN ETRADE CUSTODIAN	20,250	0.1%	N/A	202.5	20.3	4.1	2.0	1.0
BYBLOS BANK SAL	20,000	0.1%	N/A	200.0	20.0	4.0	2.0	1.0
DONNA CAROL CAVINS	20,000	0.1%	N/A	200.0	20.0	4.0	2.0	1.0
KEITH LEVENSON	20,000	0.1%	N/A	200.0	20.0	4.0	2.0	1.0
YURI A GROMOV	20,000	0.1%	N/A	200.0	20.0	4.0	2.0	1.0
	Sum	4%						
AARON FIDLER ROLLOVER IRA	18,487	0.1%	N/A	184.9	18.5	3.7	1.8	0.9
HOWARD ALVIN SOBEL & BRADLEY IRVIN	18,322	0.1%	N/A	183.2	18.3	3.7	1.8	0.9
MICHAEL G CHALLEN	16,112	0.1%	N/A	161.1	16.1	3.2	1.6	0.8
S ELFISHAWY & J WERNICKE TTEE	16,000	0.1%	N/A	160.0	16.0	3.2	1.6	0.8
All Other Shares	1,226,146	6.1%						

Denotes shares cashed out after reverse split transaction (i.e. fractional shares)

(1) Information from 13-F filers and stockholder list provided to Company by Broadridge. Stockholder list from Broadridge does not include stockholders that choose not to disclose their information (i.e. non-NOBOs).

(2) Estimated from quarterly 13-F filings. Purchase/sale price per share estimates based on closing price on the last day of the quarter. Pricing for shares before 9/30/04 assumed to be $10.00 IPO price.

SEVEN HILLS

10

Initial Alternatives Analysis

Tender / Reverse Split Analysis

($ in millions, except per share data)

The Company has projected a $35.2MM balance of cash and cash equivalents as of March 31, 2009

Cash Used in Tender (1)

% of Shareholders Who Tender

40% 45% 50% 55% 60% 65% 70%

$0.80	$6.8 $7.6 $8.5 $9.3 $10.2 $11.0 $11.9
0.90	7.6 8.6 9.5 10.5 11.4 12.4 13.3
1.00	8.5 9.5 10.6 11.6 12.7 13.8 14.8

Tender Price 1.10 9.3 10.5 11.6 12.8 14.0 15.1 16.3

Per Share 1.20 10.2 11.4 12.7 14.0 15.2 16.5 17.8

1.30	11.0 12.4 13.8 15.1 16.5 17.9 19.3
1.40	11.9 13.3 14.8 16.3 17.8 19.3 20.8
1.50	12.7 14.3 15.9 17.5 19.1 20.6 22.2

Cash Remaining After Tender (1)

% of Shareholders Who Tender

40% 45% 50% 55% 60% 65% 70%

$0.80	$27.9 $27.1 $26.2 $25.4 $24.5 $23.7 $22.8
0.90	27.1 26.1 25.1 24.2 23.2 22.3 21.3
1.00	26.2 25.1 24.1 23.0 22.0 20.9 19.9

Tender Price 1.10 25.4 24.2 23.0 21.9 20.7 19.5 18.4

Per Share 1.20 24.5 23.2 22.0 20.7 19.4 18.2 16.9

1.30	23.7 22.3 20.9 19.5 18.2 16.8 15.4
1.40	22.8 21.3 19.9 18.4 16.9 15.4 13.9
1.50	22.0 20.4 18.8 17.2 15.6 14.0 12.4
(1)	Assumes cash balance of $35.2MM less $0.5MM for professional fees (totaling $34.7MM) and 21.2MM shares outstanding

S E V E N H I L L S

Initial Valuation Analysis

S E V E N H I L L S

Initial Valuation Analysis

Trading Statistics

($ in millions, except per share values)

Geneva

3/20/2009

Stock Price $0.77

52-Week High 2.85

52-Week Low 0.51

Equity Value $16.3

Cash and Equivalents(1) 35.2

Long-Term Debt (as of 12/31/08) -

Implied Enterprise Value($18.9)

Implied Ent. Value / LTM Revenue NMF

Implied Ent. Value / LQA Revenue NMF

Implied Ent. Value / CY2009 NMF

Implied Ent. Value / CY2010 NMF

LTM Revenue (as of 12/31/08) $18.2

LQA Revenue 16.1

CY2009 Revenue 6.8

CY2010 Revenue 3.9

Primary Shares Outstanding (MM) 21.2

Fully Diluted Shares—Treasury Method (MM) 21.2

Sources: Geneva management, SEC filings.

(1)	Includes cash from sale of legacy fax business to J2 Communications per Company Management.

S E V E N H I L L S

Initial Valuation Analysis

Geneva Stock Trading and Volume History (3/20/08 – 3/20/09)

$3.00	600

Price $2.50 500(000’s)

Stock $2.00 400 Volume

$1.50	300

Closing $1.00 200 Trading

Daily $0.50 100 Daily

$0.00 0

3/20/08 6/2/08 8/12/08 10/22/08 1/5/09 3/18/2009

Spot Price

1-Day $0.77

1-Week 0.95

1-Month 0.65

2	Month 0.73

3-Month 0.59

6-Month 2.00

1-Year 2.50

Trading Range

Close (3/20/09) $0.77

52-Week High (6/11/08) 2.85

52-Week Low (12/31/08) 0.51

Daily Volume (K)

52-Week High (3/18/09) 506.8

52-Week Low (5/2/08) 0.0

Average 24.0

Source: CapitalIQ.

S E V E N H I L L S

Initial Valuation Analysis

Geneva Trading Volume Analysis (9/22/08 – 3/20/09)

$2.25	20%
$2.00	18%

16% Traded

Price $1.75

14%

Stock $1.50 12% Shares

$1.25	10% of

Closing $1.00 8%%

$0.75	6%

4%

Daily $0.50 2% Cumulative

$0.25	0%

9/22/08 11/3/08 12/16/08 1/30/09 3/16/09

Cumulative Volume (% Outstanding) Daily High Daily Low

Source: CapitalIQ.

S E V E N H I L L S

Initial Valuation Analysis

Relative Stock Trading History (3/20/08 – 3/20/09)

Relative Stock Performance (%)

120

100

80
60
40
20

0

3/20/08 5/20/08 7/20/08 9/20/08 11/20/08 1/20/09 3/20/09

Geneva Nasdaq Composite

Geneva Nasdaq Composite

% off High (73.0%) (42.9%)

% off Low 51.0% 14.9%

Current Value 32.5 64.5

Source: CapitalIQ.

S E V E N H I L L S

Initial Valuation Analysis Geneva Valuation Methodologies

Methodology Description

Public Company Analysis

Compares market values of public micro cap application software and telecommunications equipment companies to their operating results to determine public trading multiples

Multiples applied to operating results to imply “trading” value

Liquidation Analysis

Determines value of a company undergoing a complete liquidation by analyzing the company assets at a fair market price and the costs associated with such a transaction

Premiums Paid Analysis

Reviews stock price premiums paid to target shareholders in technology transactions in acquisitions for 5% to 49% of the outstanding shares for companies with equity values between $50MM and $300MM

S E V E N H I L L S

Initial Valuation Analysis

Geneva Valuation Summary

($ in millions, except per share values)

	Geneva Metric	Multiple Range / Premium: Low	Median	Mean	High	Implied Enterprise Value: Low	Median	Mean	High	Implied Equity Value / Share: Low	Median	Mean	High
Public Comparable Companies [(1)]													
(A) LTM Revenue	$18.2	NMF	NMF	NMF	0.27x	NMF	NMF	NMF	$4.9	NMF	NMF	NMF	$1.89
(B) LQA Revenue	$16.1	NMF	NMF	NMF	0.25x	NMF	NMF	NMF	$3.9	NMF	NMF	NMF	$1.85
(C) Net Cash	$35.2	0.33x	0.63x	0.75x	1.79x	($23.4)	($12.9)	($8.7)	$27.8	$0.55	$1.05	$1.25	$2.97
Liquidation Analysis [(2)]													
(D) High Realization Assets										$1.29	-	-	$1.32
(E) Uncertain Realization Assets										$0.10	-	-	$0.30
(F) Total Assets Including Uncertain Realization Assets										$1.38	-	-	$1.62
Premiums Paid Analysis [(3)]		**Premium: Low**	**Median**	**Mean**	**High**								
(G) One Day Prior	$0.77	(13.6%)	13.2%	21.4%	73.5%	($21.0)	($16.8)	($15.5)	($6.8)	$0.67	$0.87	$0.93	$1.34
(H) One Week Prior	$0.77	(22.6%)	14.7%	20.0%	71.4%	($22.5)	($16.5)	($15.7)	($7.2)	$0.60	$0.88	$0.92	$1.32
(I) One Month Prior	$0.77	(21.1%)	6.4%	16.7%	80.0%	($22.3)	($17.8)	($16.1)	($5.7)	$0.61	$0.82	$0.90	$1.39

NMF: Imputed value is negative or not meaningful

(1) Public Comparable Companies Analysis taken from public micro cap application software and telecommunications equipment companies as documented on page 20.
(2) Liquidation Analysis analyzes the Company's assets at a fair market price and the costs associated with such a transaction as seen in detail on pages 21 and 32.
(3) Premiums Paid Analysis Reviews stock price premiums paid to target shareholders in technology transactions in acquisitions for 5% to 49% of the outstanding shares for companies with equity values between $50MM and $300MM. Detail of the analysis is on page 22.
Sources: SEC filings, Geneva management, Capital IQ.
Note: Equity value per share calculated using net cash position of $35.2MM and 21.2MM shares outstanding

SEVEN HILLS

18

Initial Valuation Analysis

Geneva Valuation Summary (cont’d)

Low Median Mean High

Public Comparable Companies (1)

NMF

A LTM Revenue

NMF

B LQA Revenue

C Net Cash

Liquidation Analysis (2)

Outlier $2.97

D High Realization Assets

F Total Assets Including

Uncertain Realization Assets

Premiums Paid Analysis (3)

G One Day Prior

H One Week Prior

I One Month Prior

$0.00	$0.50 $1.00 $1.50 $2.00

Equity Value Per Share Range

(1) Public Comparable Companies Analysis taken from public micro cap application software and telecommunications equipment companies as documented on page 20. (2) Liquidation Analysis analyzes the Company’s assets at a fair market price and the costs associated with such a transaction as seen in detail on pages 21 and 32.

(3) Premiums Paid Analysis Reviews stock price premiums paid to target shareholders in technology transactions in acquisitions for 5% to 49% of the outstanding shares for companies with equity values between $50MM and $300MM. Detail of the analysis is on page 22.

Sources: SEC filings, Geneva management, Capital IQ.

Note: Equity value per share calculated using net cash position of $35.2MM and 21.2MM shares outstanding

S E V E N H I L L S

Initial Valuation Analysis

Public Company Analysis

($ in millions, except per share values)
Application Software and Telecommunications Equipment
Equity Value < $30MM
Negative EBIT Margins; Declining Y-O-Y Revenue

Security	Price 3/20/09	Equity Value	Enterprise Value	LTM Rev.	LQA Rev.	LTM EBIT	EBIT Margin	Price / Net Cash	Enterprise Value / LTM Rev.	Enterprise Value / LQA Rev.
Peerless Systems Corp.	$1.79	$30.6	($18.3)	$17.5	$6.5	($4.3)	(24.4)%	0.63 x	NMF	NMF
Ditech Networks, Inc.	0.93	24.4	(16.6)	21.3	19.6	(26.8)	(125.7)%	0.60 x	NMF	NMF
EF Johnson Technologies, Inc.	0.88	23.0	33.8	125.6	138.0	(9.9)	(7.9)%	NMF	0.27x	0.25x
Veraz Networks, Inc.	0.57	24.7	(14.0)	93.4	105.3	(20.4)	(21.9)%	0.64 x	NMF	NMF
Sonic Solutions	0.93	24.7	(0.6)	122.6	106.1	(15.0)	(12.2)%	0.98 x	NMF	NMF
Westell Technologies Inc.	0.30	20.7	(23.0)	166.3	153.2	(19.0)	(11.4)%	0.47 x	NMF	NMF
Airspan Networks Inc.	0.19	11.3	(5.4)	80.1	71.2	(34.5)	(43.1)%	0.68 x	NMF	NMF
Astea International Inc.	1.84	6.6	2.9	24.8	21.8	(3.6)	(14.6)%	1.79 x	0.12x	0.13x
Asure Software, Inc.	0.13	4.0	(8.1)	10.8	9.7	(6.5)	(60.2)%	0.33 x	NMF	NMF
Proxim Wireless Corporation	0.15	3.5	(0.1)	55.5	48.3	(13.4)	(24.1)%	0.97 x	NMF	NMF
eOn Communications Corp.	0.37	1.0	(1.2)	6.2	5.2	(1.7)	(27.8)%	0.45 x	NMF	NMF
								C	A	B
						High	(7.9)%	1.79 x	0.27 x	0.25 x
						Mean	(33.9)%	0.75 x	NMF	NMF
						Median	(24.1)%	0.63 x	NMF	NMF
						Low	(125.7)%	0.33 x	NMF	NMF
Geneva	$0.77	$16.3	($18.9)	$18.2	$16.1	($6.1)	(33.0)%	0.46 x	NMF	NMF

Sources: SEC filings, Capital IQ, Geneva Management.
(1) Implied Equity Value defined as transaction price per share multiplied by shares outstanding

SEVEN HILLS

20

Initial Valuation Analysis

Liquidation Analysis

($ in thousands, except per share data)

Summary of liquidation analysis

	Net Est. Timing[2]	Total Range High	Total Range Low	Fully Dil. Shares Out.[3]	Per Share Range High	Per Share Range Low	Per Share (Time Weighted)[1] Range High	Per Share (Time Weighted)[1] Range Low
Total value of assets[4]	2.8	$36,825	$31,008	21,176	$1.74	$1.46	$1.68	$1.45
Estimated FYQ3 cash flow from operations[4]	0.0	(2,866)	(2,866)	21,176	($0.14)	($0.14)	($0.14)	($0.14)
Estimated FYQ3 cash flow from sale of fax business[4]	0.0	10,705	10,705	21,176	$0.51	$0.51	$0.51	$0.51
Estimated value of liquidation expenses[4]	2.5	(6,260)	(6,260)	21,176	($0.30)	($0.30)	($0.29)	($0.29)
Estimated value of unsecured debt obligations[4]	0.6	(3,140)	(3,196)	21,176	($0.15)	($0.15)	($0.15)	($0.15)
Gross liquidation value		**35,264**	**29,390**	**21,176**	**$1.67**	**$1.39**	**$1.62**	**$1.38**

Analysis of liquidation by asset type

	Net Est. Timing[2]	Total Range High	Total Range Low	Fully Dil. Shares Out.[3]	Per Share Range High	Per Share Range Low	Per Share (Time Weighted)[1] Range High	Per Share (Time Weighted)[1] Range Low	
Total high realization assets[5]	(0.4)	$27,764	$27,068	21,176	$1.31	$1.28	$1.32	$1.29	D
Uncertain realization assets									
Intangible assets	18.0	4,183	-	21,176	$0.20	$0.00	$0.16	$0.00	
Auction rate securities	9.0	3,317	2,322	21,176	$0.16	$0.11	$0.14	$0.10	
Total		7,500	2,322		$0.35	$0.11	$0.30	$0.10	E
Gross liquidation value		**$35,264**	**$29,390**	**21,176**	**$1.67**	**$1.39**	**$1.62**	**$1.38**	F

Note: Assumes liquidation commences on 3/31/09 and Geneva continues operations for 2 years after entering liquidation and reaches settlements with remaining customers by end of period.
On 3/31/09 it is assumed that staffing will be reduced to a level sufficient to wind up the affairs of the company and reasonably provide support to customers pursuant to existing customer agreements.
At the end of the 2 year period it is assumed that the company will cease operating.
(1) Time weighted per share liquidation value discounts realized liquidation value by estimated time needed to effect a sale, collection, or otherwise exit or liquidate a position by a discount rate of 15%. Details in appendix.
(2) Weighted average time (in months from 3/31/09) to effect sale, collection, or otherwise exit or liquidate a position. Details in appendix.
(3) Fully diluted shares outstanding calculated using treasury method.
(4) Calculated using information from Geneva SEC documents, projections provided by Geneva management, and Seven Hills calculations.
(5) Concrete assets deemed to be those with high probability of realization, excluding intangible assets and auction rate securities. Timing reflects the fact that, other than intangible assets and auction rate securities, many obligations will take longer to fulfill and realize (i.e. transition costs, lease obligations, etc.) than most assets (cash and equivalents, etc.), resulting in a negative weighted average timing.

SEVEN HILLS

21

Initial Valuation Analysis

Premiums Paid Analysis

(figures in millions, except per share values)
Publicly traded technology acquisitions
Equity values between $50MM and $500MM; 5% to 49% acquired
Since 2007

Annc. Date	Acquiror	Target	Equity Value	% Premium to Target Share Price 1-Day Prior	5-Days Prior	20-Days Prior
10/5/2008	Hung Lay Si Co. Ltd.	Global Sources Ltd.	$373.5	(4.9%)	(22.6%)	(21.1%)
5/10/2008	Comtech Telecommunications Corp.	Radyne Corp.	216.3	48.6%	45.2%	30.7%
5/7/2008	DG FastChannel, Inc.	Enliven Marketing Technologies Corporation	76.9	6.4%	6.5%	6.4%
4/30/2008	Micro Focus (US) Inc.	NetManage Inc.	69.3	73.5%	71.4%	80.0%
3/21/2008	Citigroup Investments, Inc.	Ness Technologies Inc.	388.2	5.7%	5.5%	3.9%
3/18/2008	Citigroup Investments, Inc.	SYS Technologies	388.1	8.2%	4.1%	4.9%
2/21/2008	Imperium Partners Group, LLC	ESS Technology Inc.	58.3	37.8%	35.5%	46.4%
2/20/2008	Kratos Defense & Security Solutions, Inc.	SYS Technologies	52.4	65.9%	71.3%	77.0%
1/31/2008	Clal Industries and Investments (CII) Ltd.	Fundtech Ltd.	194.9	13.2%	14.7%	(6.4%)
1/30/2008	Riley Investment Management LLC	Transmeta Corporation	186.1	20.8%	24.3%	13.3%
11/28/2007	Media Nusantara Citra Tbk	Linktone Ltd.	92.7	53.8%	52.0%	8.3%
10/29/2007	Pirelli & C. SpA	Avanex Corp.	268.8	1.3%	3.7%	3.7%
9/7/2007	Grande Holdings Ltd.	Emerson Radio Corp.	106.1	50.5%	50.5%	52.2%
7/27/2007	Powertech Technology Inc.	ChipMOS TECHNOLOGIES (Bermuda) LTD.	448.0	(10.8%)	(15.1%)	(9.6%)
7/3/2007	Steel Partners LLC; Steel Partners, II L.P.	Johnson Outdoors Inc.	151.2	(6.6%)	(4.2%)	0.2%
6/25/2007	RCM Technologies Inc.	Computer Task Group Inc.	103.8	14.3%	18.2%	12.2%
6/15/2007	Investor Group	BluePhoenix Solutions Ltd.	139.1	(13.6%)	(21.5%)	(18.3%)

	G	H	I
High	**73.5%**	**71.4%**	**80.0%**
Mean	**21.4%**	**20.0%**	**16.7%**
Median	**13.2%**	**14.7%**	**6.4%**
Low	**(13.6%)**	**(22.6%)**	**(21.1%)**

Source: SEC Filings.

SEVEN HILLS

22

Initial Pro Forma Analysis

S E V E N H I L L S

Initial Pro Forma Analysis Terms of Series A Investment (1)

Security

Series A Participating Preferred Stock

Purchase Price

Azure Capital Partners will invest up to $4.0 million for a minimum of 20% of the Company’s outstanding shares

Up to $20 million post-money valuation

The Company shall adopt an equity incentive plan and set aside a reserve of common stock representing 15% of post-financing, fully-diluted shares outstanding.

Liquidation Preference

1.0x investment amount (adjusted for stock splits, dividends and recapitalizations)

Closing Date

As soon as practical but not later than May 31, 2009

Conversion

Right to convert Series A Stock at any time into Common Stock at a ratio of 1:1

Automatic conversion upon (1) election of 2/3rds of preferred stock into common stock or (2) consummation of IPO with proceeds greater than $35MM

Antidilution

Conversion ratio will adjust for stock splits, stock dividends and the like

Conversion ratio subject to broad based, weighted average, antidilution protection for issuances at a price less than the Series A purchase price

Redemption

Series A shares are redeemable 5 years after the closing date

Board of Directors

5	members immediately following the financing – CEO, 2 for Azure, and 2 to be nominated by the Series A
2	independent members to be recruited by Series A and Common Shareholders voting together as a single class
(1)	Series A Preferred Stock Term Sheet dated 3/6/09.

S E V E N H I L L S

Initial Pro Forma Analysis

Terms of Series A Investment (1) (cont.)

Voting Rights

Preferred Stock shall have the right to vote together with Common on all matters on an as converted basis

Protective Provisions

2/3rds of Series A shareholders required to: change rights, preferences or powers of Series A stock, issue additional Series A shares, authorize a new share class, increase or decrease in the size of the Board, merge or consolidate the company, amend the certificate of incorporation or bylaws, authorize or issue equity-like securities (convertible notes, stock options, etc.)

Board Governance

80% of the number of persons on the Board shall be required to: authorize the sale of subsidiary shares, acquire another business with a purchase price in excess of $2.5 million, incur indebtedness in excess of $1.0 million, sell or license technology other than in the ordinary course of business, enter into a transaction with executive officers or directors, approve the Company’s annual budget, amend any agreement involving executive compensation or any option plan agreement, change the nature of the business activity of the company

Registration Rights

Standard and customary registration rights

Drag Along Rights

If majority of Series A and majority of the Board approve a merger or change of control transaction, all holders of Series A will vote to approve the transaction, refrain from exercising any dissenters or appraisal rights, and support the transaction.

Proposed: Drag Along Rights waived until independent directors elected

Preemptive Rights

Shareholders with at least 0.5% of Series A stock shall have the right to purchase their pro rate share in any new securities issued by the company.

Notable Closing Conditions

The Company has amended its certificate of incorporation and bylaws such that they contain terms typical of a private technology company.

All unvested options are terminated.

(1)	Series A Preferred Stock Term Sheet dated 3/6/09.

S E V E N H I L L S

Initial Pro Forma Analysis Company Going Forward

Company will focus on developing and bringing to market next-generation collaboration products

The Company going forward will focus on providing next-generation collaboration and messaging solutions

FUZE is a browser-based solution that leverages Geneva’s telephony foundation and enables enterprise-class, cross-platform collaboration, presence, real-time messaging and conferencing with unique features including high-resolution visuals, high-definition audio and synchronized video and imagery

Financial profile of the Company will be significantly different from historical profile

Revenue from legacy products trailing off

FUZE introduced in 2008; product launch expected in 2009

Company expected to generate significant negative cash flows in each of the next 4 years at least

Timing of profitability of Company uncertain

As such, the Company should be viewed as a developmental stage company with a matching financial and investment profile

Company believes it has the resources to eventually produce a compelling product for an attractive end market

Balance sheet will consist of Company cash, Azure investment, and certain illiquid and intangible assets

Note: Seven Hills’ understanding of the Company’s long-term strategy provided by Geneva management.

S E V E N H I L L S

Initial Pro Forma Analysis Post Transaction Value

($ in millions, except per share data)

Contributions to post-tender company will consist of cash on balance sheet by shareholders and cash contributed by Series A Investors

Does not reflect other assets on and off balance sheet

Post Tender, Pre-Financing Cash(1)

% of Shareholders Who Tender

40% 45% 50% 55% 60% 65% 70%

$0.90	$27.1 $26.1 $25.1 $24.2 $23.2 $22.3 $21.3
1.00	26.2 25.1 24.1 23.0 22.0 20.9 19.9

Tender 1.10 25.4 24.2 23.0 21.9 20.7 19.5 18.4

Price Per Share 1.20 24.5 23.2 22.0 20.7 19.4 18.2 16.9

1.30	23.7 22.3 20.9 19.5 18.2 16.8 15.4
1.40	22.8 21.3 19.9 18.4 16.9 15.4 13.9
1.50	22.0 20.4 18.8 17.2 15.6 14.0 12.4

Series A Investment of $4.0 million (2)

Investor Cash Contribution as a % of Total

$0.90	12.9% 13.3% 13.7% 14.2% 14.7% 15.2% 15.8%
1.00	13.2% 13.7% 14.2% 14.8% 15.4% 16.1% 16.8%

Tender 1.10 13.6% 14.2% 14.8% 15.5% 16.2% 17.0% 17.9%

Price Per Share 1.20 14.0% 14.7% 15.4% 16.2% 17.1% 18.1% 19.1%

1.30	14.5% 15.2% 16.1% 17.0% 18.1% 19.2% 20.6%
1.40	14.9% 15.8% 16.8% 17.9% 19.1% 20.6% 22.3%
1.50	15.4% 16.4% 17.5% 18.9% 20.4% 22.2% 24.3%

(1) Assumes cash balance of $35.2MM (per Geneva Management) less $0.5MM for professional fees (totaling $34.7MM) and 21.2MM shares outstanding.

(2)	Estimated from Series A Preferred Stock Term Sheet dated 3/6/09.

S E V E N H I L L S

Geneva Profile

S E V E N H I L L S

Geneva Profile

Projected Income Statement

($ in thousands except per share data)

	For the year ended June 30,							
	2007	2008	2009	2010	2011	2012	2013	2014
Revenue	$25,201	$20,008	$12,827	$4,354	$3,646	$4,697	$12,327	$20,485
Cost of Sales	8,746	7,191	4,379	1,611	952	874	1,920	3,103
Gross Profit	16,455	12,817	8,448	2,743	2,694	3,824	10,407	17,382
Operating Expenses:								
Sales & Marketing	7,652	6,057	3,470	2,557	2,298	3,567	6,645	7,295
R&D	7,178	5,125	4,481	2,701	2,701	2,701	2,701	2,701
G&A	12,021	7,480	7,388	4,560	4,529	4,435	4,372	4,310
Restructuring charges	0	2,138	0	0	0	0	0	0
Loss on disposal of property and equipment	114	8	0	0	0	0	0	0
Total operating expenses	26,965	20,808	15,339	9,818	9,528	10,703	13,718	14,306
Operating Income	(10,510)	(7,991)	(6,891)	(7,075)	(6,834)	(6,879)	(3,311)	3,076
Interest income, net of expense[1]	3,044	2,309	925	925	925	925	925	925
Income before taxes	(7,466)	(5,682)	(5,966)	(6,149)	(5,909)	(5,954)	(2,386)	4,001
Income tax expense	6	0	0	0	0	0	0	0
Net Income	($7,472)	($5,682)	($5,966)	($6,149)	($5,909)	($5,954)	($2,386)	$4,001
Margin Analysis								
Revenue Growth	N/A	(20.6%)	(35.9%)	(66.1%)	(16.3%)	28.8%	162.4%	66.2%
Gross Margin %	65.3%	64.1%	65.9%	63.0%	73.9%	81.4%	84.4%	84.9%
R&D as a % of Revenue	28.5%	25.6%	34.9%	62.0%	74.1%	57.5%	21.9%	13.2%
G&A as a % of Revenue	47.7%	37.4%	57.6%	104.7%	124.2%	94.4%	35.5%	21.0%
Operating Margin %	(41.7%)	(39.9%)	(53.7%)	(162.5%)	(187.4%)	(146.5%)	(26.9%)	15.0%
Net Income Margin %	(29.6%)	(28.4%)	(46.5%)	(141.2%)	(162.1%)	(126.8%)	(19.4%)	19.5%

Source: Geneva management on 3/21/09.
(1) Interest Income from 2009-2014 calculated using 10 year Treasury yield as of 3/20/09 of 2.63%.

SEVEN HILLS

29

Geneva Profile

Balance Sheet as of 12/31/08

($ in thousands)

As of December 31, 2008

Assets Liabilities and Stockholder’s Equity

Current assets: Current liabilities:

Cash and cash equivalents $21,643 Accounts payable $765

Restricted Cash 1,350 Accrued payroll 811

Marketable securities 4,345 Deferred revenue 568

Accounts receivable; net of allowances Other current liabilities 1,450 for doubtful accounts of $235 and $285 Short term debt -

respectively 1,384

Other current assets 578 Total current liabilities 3,594

Total current assets 29,300 Commitments and contingencies -

PP&E 2,392

Intangible assets, net 11,951 Stockholders Equity

Auction rate securities, available for sale Common stock 75,337 at fair value 3,317 Other comprehensive loss(4,253)

Other assets 118 Accumulated deficit(27,600)

Total Assets $47,078 Total stockholders equity 43,484

Total liabilities and stockholder’s equity $47,078

Source: SEC filings.

Note: Cash not adjusted for sale of fax business to J2, which occurred in FYQ3’09 ending 3/31/09.

S E V E N H I L L S

Appendix

S E V E N H I L L S

Appendix

Initial Liquidation Analysis Detail

($ in thousands, except per share data)

	Timing[3]	Book Value 12/31/08	Realization Factor[1] High	Realization Factor[1] Low	Liquidation Value High	Liquidation Value Low	Time Weighted Liquidation Value[2] High	Time Weighted Liquidation Value[2] Low
Current assets								
Cash and short term investments	0.0	$21,643	100%	100%	$21,643	$21,643	$21,643	$21,643
Restricted cash	0.0	1,350	100%	100%	1,350	1,350	1,350	1,350
Marketable securities	0.0	4,345	100%	100%	4,345	4,345	4,345	4,345
Accounts receivable, net	1.5	1,384	80%	60%	1,107	830	1,088	816
Other current assets	3.0	578	80%	40%	462	231	447	223
Property and equipment, net	6.0	2,392	15%	10%	359	239	335	223
Intangible assets, net	18.0	11,951	35%	0%	4,183	-	3,392	-
Auction rate securities, available for sale, at fair value	9.0	3,317	100%	70%	3,317	2,322	2,987	2,091
Other assets	1.5	118	50%	40%	59	47	58	46
Estimated distributable proceeds available as of 12/31/08					**$36,825**	**$31,008**	**$35,644**	**$30,738**
Cash flow / (burn) from operations	0.0				($2,866)	($2,866)	(2,866)	(2,866)
Proceeds from sale of fax business	0.0				10,705	10,705	10,705	10,705
Estimated distributable proceeds available as of 3/31/09 before wind-down costs					**$44,664**	**$38,847**	**$43,483**	**$38,577**
Employee severance[4]	0.0				($1,428)	($1,428)	(1,428)	(1,428)
Employee transition costs	6.0				(750)	(750)	(706)	(706)
Miscellaneous transition operating expenses	6.0				(750)	(750)	(706)	(706)
Lease obligations	6.0				(1,504)	(1,504)	(1,415)	(1,415)
Additional D&O insurance	0.0				(828)	(828)	(828)	(828)
Legal, audit, and other professional fees	0.0				(1,000)	(1,000)	(1,000)	(1,000)
Estimated distributable proceeds before general unsecured claims					**$38,404**	**$32,587**	**$37,400**	**$32,493**
Accounts payable	1.5	($765)	100%	100%	($765)	($765)	(752)	(752)
Accrued payroll	0.0	(811)	100%	100%	(811)	(811)	(811)	(811)
Deferred revenue	9.0	(568)	20%	30%	(114)	(170)	(104)	(157)
Other current liabilities	0.0	(1,450)	100%	100%	(1,450)	(1,450)	(1,450)	(1,450)
Estimated proceeds to equity stakeholders					**$35,264**	**$29,390**	**$34,283**	**$29,324**
Fully diluted shares outstanding					21,176	21,176	21,176	21,176
Per share proceeds					**$1.67**	**$1.39**	**$1.62**	**$1.38**

(1) Realization factor determined by Seven Hills with guidance from Geneva management.
(2) Time weighted liquidation value discounts realized liquidation value by estimated time needed to effect a sale, collection, or otherwise exit or liquidate a position by a discount rate of 15%.
(3) Time (in months from 3/31/09) to effect sale, collection, or otherwise exit or liquidate a position.
(4) Includes 11% tax associated with social security, Medicare, and state unemployment.

SEVEN HILLS

32

Appendix

Initial Liquidation Analysis Detail – Auction Rate Securities

Double Oak Trust River Lake INC MMS Potomac Trust Capital I Grand Central Capital Trust I

Principal $2,500,000 $2,500,000 $2,500,000 $2,500,000

Total Issue Size $575,000,000 $100,000,000 $49,130,000 $300,000,000

Auction Period 28 days 28 days 28 days 28 days

Tax Exempt? No No No No

Insurer MBIA MBIA Ambac N/A

Maturity Date 7/16/52 4/3/35 1/16/25 N/A

Max Rate LIBOR + 2.00% LIBOR + 2.00% LIBOR + 2.00% LIBOR + 2.00%

Current Value $717,902 $1,775,653 $823,619 $373,104

% of Principal 29% 71% 33% 15%

Valuation Date 12/31/08 12/31/08 12/31/08 12/31/08

Comments

Converted into FGIC preferred stock, value written down to $0 as of 6/30/08

Source: Pluris valuation reports provided by management

S E V E N H I L L S

Appendix

Initial Liquidation Analysis Detail – Intangible Assets

Purchase Accumulated License Remaining

Asset Date Amount Amortization Net Expiration Years

Global IP 1/10/06 $50,000($50,000) $0 12/31/08 0.0

Web Telephony #1 3/29/06 250,000(57,292) 192,708 3/30/18 9.3

Web Telephony #2 250,000(41,878) 208,122 8/31/22 13.7

j2 Golbal Communications 3/13/07 4,000,000(521,739) 3,478,261 8/31/20 11.7

Intelligent Gadgets 6/30/08 1,597,583(159,758) 1,437,825 7/31/13 4.6

WebMessenger Software 8/4/08 7,221,882(588,132) 6,633,750 8/4/13 4.6

Total Intangible Assets $13,344,465($1,418,800) $11,950,665

Source: Geneva management

S E V E N H I L L S

Appendix

Geneva Projected Balance Sheet(1)

($ in thousands)

FY 2009 FY 2010

Q1 Actual Q2 Actual Q3 P Q4 P Q1 P Q2 P Q3 P Q4 P

Assets

Current assets:

Cash $28,919 $27,338 $35,177 $34,138 $32,686 $31,280 $30,944 $29,305

A/R 1,605 1,384 849 471 530 415 324 250

Other 409 578 578 578 578 578 578 578

Total current assets 30,933 29,300 36,604 35,187 33,793 32,274 31,846 30,133

PP&E 2,029 2,392 2,442 2,492 3,892 3,942 3,992 4,042

Other assets 16,821 15,386 16,213 15,687 13,811 13,286 12,761 12,236

Long term assets 18,850 17,778 18,655 18,179 17,703 17,228 16,753 16,278

Total Assets $49,783 $47,078 $55,259 $53,366 $51,496 $49,502 $48,599 $46,411

Liabilities

Accounts payable $683 $765 $545 $339 $270 $220 $178 $145

Other liabilities 2,780 2,829 2,714 2,715 2,714 2,714 2,714 2,714

Total liabilities 3,463 3,594 3,260 3,054 2,984 2,934 2,892 2,859

Stockholders Equity 46,320 43,484 51,999 50,312 48,512 46,568 45,707 43,552

Total liabilities and stockholder’s equity $49,783 $47,078 $55,259 $53,366 $51,496 $49,502 $48,599 $46,411

Capex(7,309)(250)(250)(250)(1,600)(250)(250)(250)

(1) All projected data for FY2009-FY2010 was prepared and furnished to Seven Hills by Geneva management on 3/6/09. Fiscal year ends June 30.

S E V E N H I L L S

Appendix

Geneva Projected Cash Flow Statement(1)

($ in thousands)

	FY 2009				FY 2010			
	Q1 Actual	Q2 Actual	Q3 P	Q4 P	Q1 P	Q2 P	Q3 P	Q4 P
Net loss	($2,475)	($4,662)	($2,418)	($1,912)	($2,025)	($2,169)	($2,286)	($2,380)
Bad debt	135	93	120	75	75	75	75	75
Stock based comp	200	190	228	225	225	225	225	225
Depreciation/Amortization	591	725	725	725	725	725	725	725
Captial Expenditures	(7,309)	(250)	(250)	(250)	(1,600)	(250)	(250)	(250)
ARS Impairment	-	2,500	-	-	-	-	-	-
Sale of fax	-	-	10,705	-	-	-	1,200	-
Other	(8,322)	(177)	(1,271)	98	1,148	(12)	(25)	(34)
Change in cash	(17,180)	(1,581)	7,839	(1,039)	(1,452)	(1,406)	(336)	(1,639)
Beginning cash	46,099	28,919	27,338	35,177	34,138	32,686	31,280	30,944
Ending Cash	$28,919	$27,338	$35,177	$34,138	$32,686	$31,280	$30,944	$29,305

(1) All projected data for FY2009-FY2010 was prepared and furnished to Seven Hills by Geneva management on 3/6/09. Fiscal year ends June 30.

SEVEN HILLS
36

Appendix

Precedent Technology Reverse Splits

Representative Transactions Since January 1, 2005

Market LTM

Filing Date Company Name Transaction Type Split Ratio Business Description Capitalization Revenue

03/09/2009 KIT Digital, Inc. Merger/Acquisition 35-to-1 Internet Protocol-based video enablement technologies. $37.4 $18.3

11/07/2008 Principal Capital Group, Inc. Merger/Acquisition 2,500-to-1 On-line and mobile gaming technologies. $3.6 N/A

10/22/2008 Environmental Technologies International, Inc. Merger/Acquisition 70-to-1 Electronic security devices and locating devices. N/A N/A

09/30/2008 Navstar Media Holdings, Inc. Merger/Acquisition 37-to-1 Production and distribution of media content. N/A N/A

09/26/2008 Powersafe Technology Corp. Merger/Acquisition 3-to-1 Develops photodetector technology. N/A N/A

06/04/2008 EDCI Holdings, Inc. Buyback 10-to-1 Pre-recorded products for home entertainment. $27.6 $374.1

05/05/2008 MTM Technologies, Inc. Buyback 15-to-1 IT solutions and services. $0.6 $192.9

04/30/2008 Time Warner Cable Inc. Spin-Off/Split-Off 3-to-1 Video, data, and voice service to residential and commercial customers. $9,628.7 $17,200.0

01/14/2008 Past & Present Video, Inc. Merger/Acquisition 5-to-1 Videos to DVD for special events. N/A N/A

12/01/2007 Bidnow.com, Inc. Merger/Acquisition 15-to-1 Internet-based auction software. N/A N/A

10/10/2007 Digital Imaging Resources Inc. Merger/Acquisition 10-to-1 Video recording system for sports training. N/A N/A

09/25/2007 Pixelworks Inc. Buyback 3-to-1 Video and pixel processing semiconductors. $5.6 $85.2

08/13/2007 SIMEX Technologies Inc. Merger/Acquisition 4-to-1 Digital surveillance security systems. N/A N/A

08/07/2007 CoConnect, Inc. Merger/Acquisition 4-to-1 Exploration of VoIP technology. $1.0 N/A

11/15/2006 Sports Alumni, Inc. Merger/Acquisition 430-to-1 Online community for football players. N/A N/A

10/31/2006 IAC/InterActiveCorp. Buyback 2-to-1 Operates Ask.com and other search sites. $2,040.9 $1,445.1

09/21/2006 JDS Uniphase Buyback 8-to-1 Communications test and measurement solutions $623.7 $1,511.9

08/31/2006 Ciena Corp. Buyback 7-to-1 Communications networking equipment and software $606.0 $842.0

08/29/2006 netGuru Inc. Merger/Acquisition 30-to-1 Integrated Internet technology and services. N/A N/A

05/25/2006 MaxPlanet Corp. Merger/Acquisition 100-to-1 Integrated Internet development company. N/A N/A

04/25/2006 Agent155 Media Group, Inc. Merger/Acquisition 300-to-1 Online presence and networking. N/A N/A

04/10/2006 Verilink Corp. Bankruptcy 100-to-1 Broadband access products and services. N/A N/A

02/07/2006 Nortel Networks Buyback 10-to-1 Designs and develops networking solutions $36.0 $10,421.0

12/12/2005 Voxware, Inc. Recapitalization 150-to-1 Voice-based solutions for the logistics workforce $18.2 $19.2

10/04/2005 Dtomi Inc. Merger/Acquisition 400-to-1 Development and licensing of air suspension systems. N/A N/A

09/28/2005 Online Processing, Inc. Merger/Acquisition 1.6-to-1 Installation and servicing of communication technologies. N/A N/A

08/11/2005 Qorus.com, Inc. Merger/Acquisition 10-to-1 Intelligent message communications services. N/A N/A

08/03/2005 EasyWeb Inc. Merger/Acquisition 40-to-1 Customized and template, turnkey websites. N/A N/A

07/21/2005 SE Global Equities Corp. Merger/Acquisition 2-to-1 Trading software and financial resources. N/A N/A

07/08/2005 Locateplus Holdings Corp. Private Placement 50-to-1 Proprietary data integration solutions. $0.5 $8.4

05/13/2005 InvestNet Inc. Merger/Acquisition 70-to-1 Real-time transaction solutions. N/A N/A

03/09/2005 Twister Networks, Inc. Merger/Acquisition 40-to-1 Voice over Internet protocol communications solutions. N/A N/A

02/25/2005 Adept Technologies, Inc. Buyback 5-to-1 Factory automation components for vertical industries. $17.5 $58.0

02/21/2005 Novo Networks Inc. Merger/Acquisition 300-to-1 Provided telecommunications services over a facilities-based network. N/A N/A

02/14/2005 Technest Holdings Inc. Private Placement 210-to-1 Intelligent surveillance, 3D facial recognition and imaging. $1.7 $2.4

Source: Press releases, Capital IQ.

S E V E N H I L L S

S E V E N H I L L S